                                                                    Exhibit 99.1
                                                                    ------------

NEWS              |            RE:
BULLETIN          |
                  |
FROM:             |           NITINOL MEDICAL TECHNOLOGIES, INC.
                  |           27 Wormwood Street
                  |           Boston, MA   02210-1625
FROM:             |           (Nasdaq/NMS:NMTI)
FRB               |
                  |
--------------------------------------------------------------------------------

The Financial Relations Board, Inc.

FOR FURTHER INFORMATION:

     AT THE COMPANY:          AT THE FINANCIAL RELATIONS BOARD
     ---------------          --------------------------------

     Thomas M. Tully          General Info:  Paula Schwartz (212) 661-8030
     President & CEO          Analyst Info:  Kathy Brunson  (312) 266-7800
                                             Brian Gill     (212) 661-8030
                              Media Info:    Deanne Eagle   (212) 661-8030

     FOR IMMEDIATE RELEASE:
     ----------------------

     May 8, 1998
     -----------


                     NITINOL MEDICAL TECHNOLOGIES ACQUIRES
                     -------------------------------------
                ELEKTA NEUROSURGICAL INSTRUMENTS FOR $33 MILLION
                ------------------------------------------------


BOSTON, MA - MAY 8, 1998 - Nitinol Medical Technologies, Inc. (NASDAQ/NMS:NMTI) today announced the signing of a purchase agreement with Elekta AB of Sweden for the acquisition of Elekta Neurosurgical Instruments (ENI). The $33 million transaction is expected to close following the completion of an audit of the ENI financials for the fiscal year ended April 30, 1998. The Company will finance the transaction with $13 million of its existing cash and $20 million of subordinated debt to be issued at closing.

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Nitinol Medical Technologies, Inc.
Page 2

ENI is a division of the Swedish medical technology group Elekta AB. Sales of the division are derived from a broad range of specialty implants and instruments for neurosurgery, including cerebral spinal fluid (CSF) shunts, the Selector(R) Ultrasonic Aspirator, Ruggles/TM/ surgical instruments, and endoscopes and instrumentation for minimally invasive neurosurgery. ENI has a leadership position in each of these product categories. Sales for the fiscal year ended April 30, 1998 are estimated at approximately $39 million worldwide. ENI employs 267 people at locations primarily in the UK, France and Atlanta, Georgia, with 38 direct sales and marketing employees located in major markets around the world. On a pro forma combined basis for the calendar year 1997, including ENI in the operations, Nitinol Medical would have had revenues of more than $50 million.

ENI's full line of CSF shunts were originally developed by Cordis Neuroscience and acquired by ENI from Johnson & Johnson following the J&J acquisition of Cordis. CSF shunts are used to drain cerebrospinal fluid from the brain to manage fluid balance in a variety of conditions where normal drainage is impaired. ENI currently holds the number two position in the worldwide market for CSF shunts. The recently introduced Obis-Sigma(R) II valve is unique in regulating both CSF flow and pressure, providing improved patient control.

ENI's Selector Ultrasonic Aspirator is the number two product in its market. Used for the removal of tumors and other unwanted tissues in the brain, the Selector is a compact unit with a newly introduced micro surgery handpiece enhancing ease of use for the surgeon. The product requires a single-use disposable tip and tubing set for each use.

The Ruggles hand-held instrument brand is a leader in the neurosurgical instrument market. The well-respected Ruggles brand, with both standard and custom instruments, is the only instrument line focused exclusively on the needs of the neurosurgeon. The recently introduced Spetzler/TM/ Aneurysm Clip is the only clip on the market made from pure titanium, providing complete compatibility with modern magnetic resonance imaging. The Spetzler clip represents an important growth opportunity for the Company

Additional products from ENI include a line of endoscopes, micro instruments and imaging equipment for use minimally invasive neurosurgery; a line of minimally invasive cyrosurgery products with application in neurosurgery, urology, general surgery and cardiology; and drug delivery ports and reservoirs.

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Nitinol Medical Technologies, Inc.
Page 3

Commenting on the acquisition, Thomas M. Tully, President and CEO of Nitinol Medical Technologies, said, "The acquisition of ENI advances Nitinol Medical to the next level of medical device companies, and expands our offering of minimally invasive products. ENI represents a profitable, growing, fully integrated global business platform upon which to further build. With 38 direct sales and marketing employees around the world, and a high-quality product line, we will have the most intensive focus on the neurosurgeon of any company. Additionally, the important new technology platforms and manufacturing capabilities we are acquiring will significantly broaden our product development opportunities."

"We intend to operate the ENI business as a division of NMT focused on the neurosurgeon while working to diversify some of the ENI technologies to other specialities, either independently or through corporate partnerships. During the transition, we will be working closely with Elekta AB to ensure a seamless transition for our new customers and employees. David Chazanovitz, currently President of our Septal Repair division, will be relocating to France as the President of the new neurosurgery business unit."

Nitinol Medical Technologies, Inc. designs, develops, and markets innovative medical devices that utilize advanced technologies and are delivered by minimally invasive procedures. The Company's products are designed to offer alternative approaches to existing complex treatments, thereby reducing patient trauma, shortening procedure, hospitalization and recovery times, and lowering overall treatment costs. The Company's patented medical devices include self-expanding stents, vena cava filters and septal repair devices.

Elekta AB is a leading international supplier of advanced medical technology for treatment of neurological disorders and radation of cancer.



To receive Nitinol's latest news release and other corporate documents via FAX
  -- at no cost -- please dial 1-800-PRO-INFO.  Enter Nitinol's ticker - NMTI

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under the heading "Certain Factors That May Affect Future Results" included in the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's Annual Report on Form 10-K for the year ended December 31, 1997

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